As filed with the Securities and Exchange Commission on October 12, 2004.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLD KIST HOLDINGS INC.

(Exact Name of Issuer as Specified in its Charter)

Delaware	20-1163666
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Gold Kist Holdings Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

Telephone: (770) 393-5000

(Address, including zip code, and telephone number of Principal Executive Offices)

Gold Kist Holdings Inc. Long-Term Incentive Plan

(Full Title of the Plan)

J. DAVID DYSON

General Counsel, Vice President and Secretary

Gold Kist Holdings Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

Telephone: (770) 393-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

LAURA G. THATCHER

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3424

Telephone: (404) 881-7546

Facsimile: (404) 881-7777

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 per share, including rights to purchase Series A junior participating preferred stock or common stock	4,000,000 (1)	$11.00 (2)	$44,000,000.00 (3)	$5,574.80

(1)	Includes an aggregate of 4,000,000 shares to be issued pursuant to the grant or exercise of awards under the Gold Kist Holdings Inc. Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plan. These shares will be authorized under the Company’s Amended and Restated Certificate of Incorporation, which will be filed prior to the issuance of any shares of common stock pursuant to the Plan.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based upon an assumed price of $11.00 per share, which was the initial public offering price of the Company’s stock on October 7, 2004.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h).

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Gold Kist Holdings Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to J. David Dyson at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on October 7, 2004;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since October 7, 2004;

(3) The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Amended and Restated Certificate of Incorporation and Delaware law limit the monetary liability of a director for any action taken, or any failure to take any action, as a director except in cases where the director’s liability is incurred: for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for unlawful distributions; or for any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated By-Laws authorize the Company, to the maximum extent permitted by Delaware law, to indemnify any of the Company’s present or former directors or officers who is or was a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than a proceeding initiated by the director or officer, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company (or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise) against reasonable expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

The indemnification covers liabilities and reasonable expenses actually incurred by the Company’s present and former directors and officers in any proceeding if they have met the relevant standard of conduct, namely: that director or officer conducted himself or herself in good faith; and that director or officer reasonably believed (i) that such conduct was in the Company’s best interests or, if the director or officer was not acting in his or her official capacity, was at least not opposed to the Company’s best interests, and (ii) in the case of a criminal proceeding, the director or officer had no reasonable cause to believe such conduct was unlawful.

In addition, Delaware law requires the Company to indemnify each present or former director, officer, employee or agent who is made a party to a proceeding by reason of his or her service to the Company against expenses, including attorneys’ fees, actually and reasonably incurred, to the extent that the director, officer, employee, or agent has been successful, on the merits or otherwise, in defense of any action, suit, or proceeding referred to above.

Delaware law does not, however, permit the Company to indemnify a director in connection with a proceeding by, or in the right of, the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Delaware law.

The Company’s Amended and Restated By-laws and Delaware law will require the Company, as a condition to advancing expenses in certain circumstances, to obtain a written undertaking by him or her to repay the amount reimbursed by the Company if it is ultimately determined that the director is not entitled to indemnification.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on October 12, 2004.

GOLD KIST HOLDINGS INC.

By:	/s/ John Bekkers
John Bekkers
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. David Dyson and Stephen O. West, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ John Bekkers John Bekkers	President, Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2004

/s/ Stephen O. West Stephen O. West	Chief Financial Officer, Vice President and Director (Principal Financial and Accounting Officer)	October 12, 2004

/s/ Michael A. Stimpert Michael A. Stimpert	Director	October 12, 2004

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-4, Registration Statement No. 333-119393)

4.2	Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-4, Registration Statement No. 333-119393)

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

99.1	Gold Kist Holdings Inc. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.21 to the Company’s Form S-4, Registration Statement No. 333-116066)